Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE (“Agreement”), dated July 4, 2018, is hereby made between Jona Zumeris ( D.Sc.), Israel ID No. ********* ( Jona), the founder of Nano-Vibronix Ltd. and VP technology officer , and Janina Zumeris , Israeli ID No. ********* ( Ina) , Parties of the First Part, and Nano- Vibronix (Israel 2003) Ltd. , a company registered in Israel (Israel Registration Number 513483164) (the “Israeli company”) and its parent, NanoVibronix Inc. ., a publicly traded company registered in Delaware (the “US Company”), and its affiliated companies including predecessors, divisions, affiliates, subsidiaries, successors and assigns, (hereinafter together “Nano Vibronix” or the “Company”) , Parties of the Second Part hereinafter referred to individually as a “Party” and collectively as the “Parties.” This Agreement will become effective on the date it is executed by both Parties (the “Effective Date”).

WHEREAS, Jona and Ina are employees of NANO-VIBRONIX (Israel 2003) Ltd., and Jona is the founder of the Company and has been employed as VP Technology; and Ina has been employed as IP manager;

WHEREAS NANO VIBRONIX will pay Jona and Ina, in addition to full payment for services rendered and full statutory severance, an additional special consideration and other incentives subject to the conditions detailed herein; and

WHEREAS, the Parties desire to settle fully and finally all matters between the Parties;

NOW, THEREFORE, with the intent to be legally bound hereby, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, NANOVIBRONIX and Jona and Ina hereby agree to the terms and conditions set forth below.

1.	Date of Termination and Employee’s Transition Period Obligations

1.1	The Parties agree that Jona and Ina’s last date of employment for the Company will be at the end of 60 days from the date of the signing of this Agreement, (hereinafter referred to as “the Termination Date”).

1.2	The period from the date of the execution of this Agreement through the Termination Date will hereinafter be referred to as “the Transition Period.”

1.3	Immediately following execution of this Agreement, Jona and/or Ina will resign from all their positions in the Company, including as Directors of the US and of the Israeli company.

1.4	Jona and Ina agree that their employment with the Company will be terminated on Termination Date.

1.5	During the Transition Period, Jona and Ina will fully cooperate with the Company and its officers, including the transitioning of both of their responsibilities to whomever the Company designates.

1.6	If Jona and Nina have met the milestones as set forth in Exhibit A and fulfilled their obligations under this Agreement then they will be entitled to the Special Consideration as set forth in Paragraph 3 below.

2.	Consideration

2.1	Jona and Ina shall receive payment of all salary and benefits through Termination Date, and receive any and all benefits to which they are entitled.

2.2	Nothing herein shall derogate from Jona’s existing rights to their shares and options in NanoVibronix, Inc.

2.3	The Parties acknowledge that payment under this Paragraph meets or exceeds all statutory and/or contractual obligations to Jona and Ina under both American and Israeli Law for their work with NANO VIBRONIX.

3.	Special Consideration

Above and beyond the statutory and contractual payments made pursuant to Paragraph 2 above and subject to and conditioned upon Jona and Ina’s fulfillment of the milestones to the satisfaction of the Company and as set forth in Exhibit A and his fulfillment of other obligations under this Agreement, then Jona and Ina combined will be entitled to consultation payments payable to an entity designated by Jona containing the following special consideration:

3.1	Payment of 12 equal monthly installments to Jona and Ina equaling the combined total of 65,000 NIS per month for 12 months paid monthly at the end of the month. To the said amount there will be added VAT. which will be paid against a tax invoice and a Tax Authority exemption from withholding to begin 30 days after the Termination Date. During the said 12 month period the Company will also pay for Jona’s car at the same rate that was paid during his employment.

3.2	Management will fully cooperate with Jona and make its best efforts starting four months after signing this agreement (hereinafter “Execution Date”) to allow the sale of shares and options in the Company that are now owned by Jona as long as the sale/s are in compliance with SEC Regulations

3.2.a	Company also agrees that on condition that no shares/securities owned by Jona are sold below the price of $4.45 per share during the 14 month period of this contract then if the value of any unsold shares plus the net value received by Jona ( hereinafter the Aggregate ) (where net value is derived as selling price less exercise price of options) and such Aggregate is less than the sum of $ 950,000, then the Company will pay to an entity designated by Jona the difference between the Aggregate and the sum of $950,000 by increasing the length of their consulting agreement at the same rate of $65,000 NIS per month to cover the shortage and subject to presentation of a tax invoice and a Tax Authority exemption from withholding . .

3.3	This agreement will have no effect on the employment of Marius Zumeris, who will continue to be employed by the Company.

3.4	Compensation for skin rejuvenation technology:

3.4.1	Parties acknowledge, that J. Zumeris is developing a skin rejuvenation device

3.4.2	It is agreed that if the Company sells the technology regarding skin rejuvenation (whether named “Renooskin” or any other name), or actually sells devices, or any other form of sale/license or any other consideration the Company may receive for the skin rejuvenation technology, then Jona will be entitled to additional compensation as detailed below . (the “Additional Payment”) according to following formula:

3.4.3

3.4.3.1	Should the Company r grant a license for the skin rejuvenation technology, then the Company will pay Jona 10 % from each of the payments Company will receive from the said third party until the full amount paid Jona from the said third party payments equals the total amount of $ 100,000.

Should the Company sell the skin rejuvenation technology and/or the rights to such as a standalone product, then the Company will pay Jona $ 100,000 from the proceeds of said sale.

3.4.3.2	Should Company itself actually sell the said skin rejuvenation devices then Jona will be entitled to an amount of US $5 from each unit sold until the full amount paid Jona equals the total amount of $ 100,000,

3.5	Acknowledgement of Jona’s contribution to the Company

3.5.1	The Company will make sure that in the Company’s website it shall be noted in the overview page that Jona is a scientist, the founder of the Company, and is the inventor of its technology which allowed it to develop for the first time wearable therapeutic ultrasound devices.

3.5.2	This clause is not limited in time and will be a permanent obligation by the Company as long as it is active.

3.5.3	Company undertakes to fulfill its commitment under this section within 60 days after signing this Agreement.

4.	Release

4.1	Jona and Ina acknowledge that subject to the payments set forth in Paragraph 2, and 3 and the terms therein, , they will not have in the future any demands or claims for payment of salary or compensation of any kind against NANO VIBRONIX including compensation for sick days, vacation days, “d’may havra’a”, advance notice of termination, overtime payment for additional or base hours, “pitzuim”, changes in salary, compensation for social benefits or Educational Fund and/or pension and/or insurance and/or “gemel”, any accompanying benefits and/or severance pay to which he may be entitled under Israeli Law as the result of his work.

4.2	This Agreement constitutes an acknowledgment of payment of any and all severance obligations in accordance with Paragraph 29 of the Law of Severance Pay, 5723 - 1963.

4.3	Unless explicitly specified otherwise any and all payments made under this Agreement under section 2 above , shall be minus the required withholdings for taxes and benefit plan contributions (if any).

5.	Benefits

After the Termination Date, Jona and Ina will not continue to accrue vacation benefits or commissions, or otherwise be eligible for Life, Disability or Health benefits.

6.	Payment of all Outstanding Compensation.

Except for those obligations specifically set forth in this Agreement , any and all agreements or arrangements between the Parties related to commissions, bonuses, ownership or other interests in any entities or assets, payments and/or compensation of any kind (“Compensation”) are deemed null and void without any continuing obligation or liability of any party thereunder; it being understood that, among other things, subject to the fulfillment of this Agreement by the Company from and after the Termination Date except as expressly provided hereunder, neither NANO VIBRONIX, nor any other entity with which Jona and Ina served in connection with the provision of services to NANO VIBRONIX including but not exclusive of NANO VIBRONIX Corp, will have any obligation to pay Jona nor Ina any Compensation or have any duties, responsibilities or other obligations to Jona nor Ina with respect to any agreement or arrangement and Jona nor Ina will have no rights thereunder.

7.	Equipment.

As of the Termination Date, Jona and Ina agree to return any and all NANO VIBRONIX property and equipment in their possession except laptops and cellphones which will remain in their possession and become their property on Termination Date.

8.	Termination of Relationship.

Jona and Ina acknowledge and agree that their labor relationship with NANO VIBRONIX terminates on the Termination Date. Jona and Ina acknowledge and agree that the compensation, commission payments, benefits or other consideration of any kind they will be entitled to are only these that are specifically identified in this Agreement.

9.	Reinstatement.

Jona and Ina recognize and acknowledge that NANO VIBRONIX has no obligation to recall, rehire, or employ them in the future.

10.	Cooperation.

10.1	Jona and Ina agree to cooperate with reasonable requests for advice, cooperation and/or assistance made by NANO VIBRONIX, at no charge, in connection with matters they worked on during their relationship with NANO VIBRONIX, including, without limitation, to assist in the orderly transition of his duties and responsibilities and any outstanding projects to the individual (or individuals) designated by NANO VIBRONIX; provided, however, that the cooperation required by this Paragraph7.1 shall in no event be deemed to require Jona nor Ina to invest such amounts of time or effort as to interfere with his ability to seek and gain employment elsewhere. Failure by Jona and/or Ina to provide complete and honest cooperation will constitute a material breach of this Agreement.

10.2	In furtherance of the foregoing, Jona and Ina agree to cooperate with all reasonable requests which NANO VIBRONIX may make, including but not limited to, requests for information, interviews, depositions (to be conducted at a mutually convenient and reasonable time) and/or at trial related to any legal action arising from events which occurred during their relationship with NANO VIBRONIX.

11.	No Other Inducements.

Jona and Ina acknowledge that the value of the Special Consideration is in excess of those amounts due to them under Israeli law from any party and is being paid solely in consideration of and in exchange for his execution of this Agreement and the general release including the non-compete clause. Jona and Ina acknowledge that they are not otherwise entitled to receive the Additional Consideration, absent their execution of this Agreement, and that no other promise or agreements of any kind have been made to them or with them by any person or entity whatsoever to cause him to sign this Agreement.

12.	Release

12.1	For good and valuable consideration (the receipt and sufficiency of which hereby are acknowledged) and as a material inducement to NANO VIBRONIX to enter into this Agreement, Jona and Ina, for themselves and their heirs, executors, administrators, personal representatives and members of their immediate family, hereby voluntarily, irrevocably and unconditionally releases, acquits and forever discharges NANO VIBRONIX, NANO VIBRONIX Corp or any affiliated entity, and any of their present and former officers, directors, employees, shareholders, consultants, contractors, attorneys, advisors, insurers, agents and representatives, and all persons acting by, through them, under or in concert with any of them (whether any of the aforementioned individuals were acting as agents or in their individual capacities) (collectively, the “Released Parties”) from any and all claims and causes of action (except those necessary to enforce their rights under this Agreement) including, but not limited to, claims related to Jona and Ina’s employment or relationship with NANO VIBRONIX, or termination thereof, any claims for salary, bonuses, commissions, payments related to severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act (except for vested ERISA benefits which are not affected by this Agreement); any claims for option, stock or other incentive awards; any claim under any state wage and hour laws; any claim under the Worker Adjustment and Retraining Notification Act; any claim alleging sexual or other harassment, or discrimination based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, medical condition, handicap or disability (as defined by the Americans with Disabilities Act or any foreign, federal, state or local law), age, or any other unlawful discrimination (under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Violence Against Women Act, the Laws Against Discrimination, or any other foreign, federal, state or local laws); discharge in violation of any foreign, state or federal “whistle blower” laws; discharge in violation of the federal Family and Medical Leave Act, or other foreign, state or federal family leave laws; the Temporary Disability Benefits Law, breach of implied or express contract, breach of promises, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, retaliatory discharge, wrongful or constructive discharge, retaliation, intentional tort or for attorneys’ fees, or any claim under Israeli law which Jona and Ina or their heirs, executors, administrators, personal representatives or members of his immediate family now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date both Parties have executed this Agreement.

12.2	Jona and Ina, for themselves and their heirs, executors, administrators, personal representatives and members of his immediate family, also hereby waive all rights to file any charge or complaint against NANO VIBRONIX, NANO VIBRONIX Corp. and/or any affiliated entity arising out of their relationship with NANO VIBRONIX, NANO VIBRONIX Corp. and/or any affiliated entity or termination thereof before any national, federal, state or local administrative agency, except where any law prohibits such waivers. Jona and Ina, for themselves and their heirs, executors, administrators, personal representatives and members of his immediate family, further waives all rights to recover any damages or equitable or other claims or suit brought by or through the Equal Employment Opportunity Commission, or any other federal, state or local agency under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, Laws Against Discrimination or any other foreign, federal, state, or local discrimination law, except where such waiver is prohibited by law.

12.3	Jona and Ina further agree, promise and covenant that neither they nor their heirs, executors, administrators, personal representatives, members of their immediate family or any person, organization, or other entity acting on his behalf has filed, charged or claimed, or will file, charge or claim, or will cause or permit to be filed, charged or claimed, any action for damages or other remedies (including injunctive, declaratory, monetary relief or other) against the Released Parties involving any matter occurring in the past up to the Effective Date, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are later discovered.

12.4	Jona and Ina further agree that the releases contained in this Agreement shall survive in the event of a breach by them (or any person, organization or entity acting on his behalf) of this Agreement, or any representation, warranty, promise, covenant or other obligation contained herein or therein.

12.5	Nano Vibronix, including the Israeli company, the American Company on their behalf and on behalf of any affiliate, officer, employee and any other entity or person connected thereto hereby unconditionally and forever releases, discharges and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise, which Nanovibronix may have against Jona and Ina arising at any time on or before the Termination Date, other than with respect to the obligations under this Agreement. This release of claims extends to any and all claims of any nature whatsoever, other than with respect to the obligations of Jona and Ina to the Company according to this Agreement whether known, unknown or capable or incapable of being known as of the Termination Date of thereafter. This Agreement is a release of all claims of any nature whatsoever by the Nanovibronix against both Jona and Ina, other than to fraud and to the obligations of the Jona and Ina to the Company under this Agreement, and includes, other than as herein provided herein, any and all claims, demands, causes of action, liabilities whether known or unknown including those caused by, arising from or related to Jona’s and Ina’s employment relationship with the Company.

13.	No Admission of Liability.

The making of this Agreement and anything contained herein is not intended, and shall not be construed, as an admission that NANO VIBRONIX and/or NANO VIBRONIX Corp. and or Jona and or Ina have violated any foreign, federal, state or local law (statutory or common law), ordinance or regulation; breached any contract; or violated any right or obligation that it may owe or may have owed to the other Party, or committed any wrong whatsoever against the Other Party. Both Parties further acknowledge, covenant, and agree that no final findings or final judgments have been made by any court or arbitration panel against any of them against the other Party and that neither party does not purport and will not claim to be a prevailing party, for any purpose.

14.	Confidentiality of Agreement.

The Parties agree that the consideration furnished under this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions of this Agreement are confidential. Both Parties represent that they, and any attorney they may have retained to review this Agreement, have not disclosed the terms or conditions of this Agreement. Except as may be required by law and/or by governmental authorities including but not limited to SEC Regulations or to enforce the terms hereof, neither Party , nor their attorney may disclose the above information to any other person or entity, except that Jona and Ina may disclose the provisions of this Agreement to his immediate family members and financial and/or tax advisor, provided that Jona and Ina make the person to whom disclosure is made aware of the confidentiality provisions of this Agreement and such person agrees in writing to keep confidential the terms of this Agreement or is bound by confidentiality obligations no less strict than those contained herein. If subpoenaed to appear in any civil or criminal litigation, or by any governmental authority, to testify as to the contents of this Agreement, Jona and Ina agree to immediately forward a copy of the subpoena to the Chief Financial Officer (“CFO”) of NANO VIBRONIX at the company address of 525 Executive Blvd, Elmsford NY 10523 so that NANO VIBRONIX may contest such subpoena, or any request, requirement or order related thereto, and to notify the proponent of the subpoena that this Agreement is the subject of an agreement of confidentiality. NANO VIBRONIX may disclose the terms and conditions of this Agreement to its respective officers, directors, employees, accountants and counsel on a need to know basis, and as otherwise required by law. Jona and Ina further agree that they will not encourage others who are not parties to this Agreement to demand any disclosure of the terms and conditions of this Agreement.

15.	Intellectual Property and Non-Disclosure Obligations.

15.1	Jona and Ina agree that they will not file, without the express prior written consent of the Company, any patent, copyright or trademark applications relating to any NANO VIBRONIX Invention (as hereafter defined), except under the direction of NANO VIBRONIX. As referred to in this Agreement, “NANO VIBRONIX Invention” shall mean all ideas, inventions, discoveries, improvements, trade secrets, formulae, techniques, data, software, programs, systems, specifications, developments, system architectures, documentation, algorithms, flow charts, logic diagrams, source code, methods, processes, marketing and business data, including works-in-progress, whether or not subject to statutory protection, whether or not reduced to practice, which were conceived, created, authored, developed, or reduced to practice by Jona, either alone or jointly with others, whether on the premises of NANO VIBRONIX or not, during his relationship with NANO VIBRONIX. Jona agrees to assist NANO VIBRONIX in perfecting, registering, maintaining, and enforcing, in any jurisdiction, NANO VIBRONIX’s rights (including such rights as may be assigned by NANO VIBRONIX from time to time) in the NANO VIBRONIX Inventions by performing promptly all acts and executing all documents deemed necessary or convenient by NANO VIBRONIX and does hereby irrevocably designate and appoint NANO VIBRONIX and its duly authorized officers and agents as his agent and attorney-in-fact to do all lawfully permitted acts (including, but not limited to, the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by them.

15.2	Jona and Ina agree that they will not, without the express prior written consent of the Company, use the Confidential Information (as hereafter defined). As referred to in this Agreement, “Confidential Information” shall mean technical and business information about NANO VIBRONIX, and its clients and customers that was learned by Jona and Ina in the course of their relationship with NANO VIBRONIX and that was not already in the public domain through no fault of them including, without limitation, any and all proprietary NANO VIBRONIX Inventions, any trade secrets, customer and potential customer names, product plans and designs, licenses and other agreements, marketing and business plans, and other financial and business information of NANO VIBRONIX. Jona and Ina will not duplicate or replicate (or cause or permit others to duplicate or replicate) any document or other material in any medium embodying any Confidential Information. Jona and Ina will not disclose or permit the disclosure of any Confidential Information to any person or entity under any circumstances, unless Jona is required to disclose such information by law or pursuant to a judicial order, and in such case, prior written notice to NANO VIBRONIX is required where possible. All of the Confidential Information shall remain the sole and exclusive property of NANO VIBRONIX. NANO VIBRONIX owns all right, title and interest in and to the Confidential Information and other intellectual property owned by NANO VIBRONIX, including, without limitation, the NANO VIBRONIX Inventions. Jona and Ina agree that they acquired no right, title or interest in any Confidential Information or the NANO VIBRONIX Inventions; and the Confidential Information is specialized, unique in nature, and of great value to NANO VIBRONIX and that such Confidential Information gives NANO VIBRONIX a competitive advantage. Jona and Ina hereby agree to promptly return to NANO VIBRONIX all tangible materials and all copies thereof (except laptops and computers), in whatever media, in his/her possession or control, containing or employing any Confidential Information or the NANO VIBRONIX Inventions, together with a written certification with the foregoing.

15.3	Jona and Ina acknowledge and agree that all copyrights, trademarks, patents and NANO VIBRONIX Inventions conceived, created, authored, developed or reduced to practice by them during their relationship with NANO VIBRONIX are the sole and exclusive property of NANO VIBRONIX; all copyrightable works included in the NANO VIBRONIX Inventions shall be “works made for hire” within the meaning of Israeli copyright law and/or the Copyright Act of 1976, as amended (17 U.S.C. §101), and NANO VIBRONIX Ltd. is the “author” within the meaning of such Act; and in the event that title to any or all of the NANO VIBRONIX Inventions does not or may not, by operation of law, vest in NANO VIBRONIX, Jona and Ina hereby assign to NANO VIBRONIX all their right, title and interest in all NANO VIBRONIX Inventions, and all copies of them, in whatever medium fixed or embodied, and in all writings relating thereto in his possession or control and expressly waives any moral rights or similar rights in any NANO VIBRONIX Invention or any such work made for hire.

15.4	Jona and Ina acknowledge and agree that:

(i)	NANO VIBRONIX owns all right, title and interest in and to the Confidential Information and NANO VIBRONIX Inventions and technology, and

(ii)	Jona nor Ina acquired any right, title or interest in any Confidential Information or the NANO VIBRONIX Inventions; and

(iii)	The Confidential Information is specialized, unique in nature, and of great value to NANO VIBRONIX and that such Confidential Information gives NANO VIBRONIX a competitive advantage.

16.	Non-Disparagement

The Parties agrees that neither of them will at any time, in any way, disparage the other (Jona’s non-disparagement obligation shall include any individuals associated with NANO VIBRONIX and/or NANO VIBRONIX Corp., including its present or former officers, directors, agents and employees), by making or soliciting any comments, statements or the like to the media or to others, either orally or in writing, that may be considered to be derogatory or detrimental, in any way, to the good name or business reputation of NANO VIBRONIX and/or NANO VIBRONIX Corp. or Jona or Ina or such other persons. Both Parties further agree that they will not engage in any conduct that is in any way injurious, or may be perceived to be injurious, to the other Party’s reputation or interest (other than normal competitive process not in violation of this Agreement), including, but not limited to, encouraging or assisting others to bring any form of suit, claim or cause of action against the other Party. NANO VIBRONIX agrees that it will use reasonable efforts to ensure that neither it, nor its subsidiaries, officers, directors, employees or agents or anyone acting on NANO VIBRONIX’s behalf, shall (i) make any derogatory, disparaging or critical statement or comments, either orally or in writing, about Jona or Ina or their reputation or (ii) with the exception of any disclosures required by law.

17.	Non-Compete and Non-Solicitation

Jona and Ina acknowledge and agree that, between the Termination Date and the first anniversary thereof, they shall not:

17.1	either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate, invest in (except for investments of less than 5% of a business entity’s capitalization) or become employed by any business that is in competition in any manner whatsoever with the business of Nano Vibronix as of the Termination Date;

17.2	directly or indirectly, influence or attempt to influence, or assist or advise any person attempting to influence, customers, distributors, partners or suppliers of Nano Vibronix (i) to divert any part of their business away from Nano Vibronix, (ii) to cause damage to the business of Nano Vibronix, or (iii) to do any material business with any competitor of Nano Vibronix; and

17.3	solicit or recruit any employee, officer, partner or consultant of Nano Vibronix to leave the employment of Nano Vibronix or terminate his/her relationship with Nano Vibronix and Jona shall not advise or otherwise assist any other person to solicit or recruit any employee, officer, partner or consultant of Nano Vibronix.

18.	Breach

Both Parties agree and acknowledge that if they materially breach any representation, covenant, promise or undertaking made pursuant to this Agreement, the other Party is entitled to pursue all rights and remedies available in law

19.	Agreement Not Admissible.

The Parties agree that this Agreement may be used and admitted as evidence only in a subsequent proceeding in which NANO VIBRONIX or Jona and Ina seek to enforce their rights hereunder.

20.	Representations and Warranties.

Jona and Ina represent and warrant that they have been given a reasonable and sufficient period of time to consider the terms and conditions of this Agreement; that they has been advised to consult with an attorney before signing this Agreement; that they have had an opportunity to be represented by independent legal counsel of their own choice; that they have executed this Agreement after the opportunity for consultation with above-described independent legal counsel; that they are of sound mind and body, competent to enter into this Agreement, and are fully capable of understanding the terms and conditions of this Agreement; that they have carefully read this Agreement in its entirety; that they have had the opportunity to have the provisions of this Agreement explained to them by their own counsel, who has answered to their satisfaction any questions they has asked with regard to the meaning of any of the provisions of this Agreement, and that they fully understand their terms and significance; and that they voluntarily assent to all the terms and conditions contained therein, and that they are signing this Agreement of their own force and will, without any coercion or duress. Jona and Ina acknowledge and agree that they are not relying on NANO VIBRONIX, and NANO VIBRONIX is not providing, any tax, legal, or accounting advice and that Jona is solely responsible for any taxes, interest or penalties relating to benefits he may receive under this Agreement.

21.	Severability.

If, at any time after the date Jona and Ina execute this Agreement, any provision of this Agreement shall be held to be illegal, void or unenforceable, such provision shall be of no force and effect, provided that, in the event that any provision above is held invalid or unenforceable or is deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws, and such other changes shall be made to give effect to the original intent of the Parties. The illegality or unenforceability of any provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided that, upon a finding by a court or agency of competent jurisdiction that the release of claims contained above is illegal, void or unenforceable, Jona and Ina agree that, at the request of NANO VIBRONIX, they will execute a release covering all the same claims as are released that are legal and enforceable, or, if the basis on which the release was found illegal, void or unenforceable cannot be so cured

22.	Indemnification.

Each Party will indemnify and hold harmless the other party from and against any and all direct costs, expenses and attorneys’ fees incurred as a result of his material breach of this Agreement.

23.	Prior Agreements Superseded; No Oral Modification.

This Agreement constitutes the complete understanding between the Parties and supersedes and merges any and all prior agreements (whether oral or written) between the Parties (including, but not limited to Employment Agreements of Jona and Ina and amendments thereto, and all other agreements related to commissions and any other payments). Both Parties acknowledge that neither of them nor any representative of them has made any representation or promises to them other than as set forth herein. This Agreement may not be modified except in a writing signed by both Jona and Ina and a duly authorized representative of NANO VIBRONIX.

24.	No Assignment of Claims.

Each of the Parties represents and warrants that it/he has not assigned or transferred any of the claims released under this Agreement, or any portion of or interest in any such claims, to any other individual, firm, or other entity.

25.	Dispute Resolution.

The Parties hereby agree and submit to the exclusive jurisdiction of the competent court in Israel, any action, lawsuit or other proceeding arising out of or relating to this Agreement. The Parties irrevocably waive any objection that they may now or hereafter have to the venue of any such action, lawsuit or other proceeding in any such court or that such action, lawsuit or other proceeding was brought in an inconvenient forum, and agree not to plead or claim the same.

26.	Choice of Law.

This Agreement will be construed and enforced in accordance with the laws of the State of Israel, without regard to its conflict of law rules.

27.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original. Facsimile signatures shall be deemed effective if subsequently followed by handwritten signatures.

28.	Construction of Agreement.

This Agreement shall be interpreted without regard to the identity of the drafter, and shall not be construed for or against either Party. The subheadings in this Agreement are for convenience only and shall not affect the interpretation of the substantive terms of this Agreement.

29.	Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

30.	The Parties agree that the Company will use its best efforts to achieve and advance the transition items during the 60 day transition period, and Jona agrees that he will continue to assist the Company and use his best efforts in order to advance any uncompleted items of the Company and/or any reasonable new items of the Company that require his know-how during the consulting period.

[Signature Page Follows]

WHEREFORE, the Parties, by their signatures below, evidence their agreement to the provisions stated above.

NANO-VIBRONIX (Israel 2003) Ltd.

By:	/s/ Stephen Brown

Name: Stephen Brown
Title: CFO of NanoVibronix Inc.

Dated: 7/4/2018

NANO VIBRONIX Inc.

By:	/s/ Stephen Brown

Name: Stephen Brown
Title: CFO of NanoVibronix Inc.

Dated: 7/4/2018

I HAVE READ AND UNDERSTOOD THIS AGREEMENT, INCLUDING THE GENERAL RELEASE OF ALL CLAIMS CONTAINED IN PARAGRAPH 12 ABOVE AND AM IN AGREEMENT WITH ITS TERMS.

Dr. Jona Zumeris	JaIna Zumeris

/s/ Jona Zumeris	/s/ JaIna Zumeris

Dated: 7/3/18

Exhibit A

By the Termination Date the Employee will reach, to the Company’s satisfaction, the following milestones:-

A.       Technical Milestones

A.1     Documentation for 3rd party Manufacturing including any and all BOM’s, Production Protocols, Testing Equipment / Production Jigs, Quality Controls, Vendor data (Supply Chain)

A.2     Complete Device Master Record for each product line

A.3     Introduction to Rotel / Shmuel Gan and Status of ongoing RND/Engineering Projects

A.4     Introduction to MedicSence and Status of Regulatory Projects (updated CE requirements, GDPR, FDA,…..)

A.5     Introduction to all companies that provide services to the Company and the Status of Patent and IP Projects

A.6     Introduction to all companies that provide services and the Status of Information Technology Projects (network, inventory, SW licenses, server, backup, user protocols,…)

A.7     Status of Inventory Management Matters (cycle count procedure, incoming procedure, issuing procedure,….)

A.8     Support on ERP implementation as needed

A.9     Format for objective 3rd party approval of delivery (IT, IP, Manufacturing, RND, Regulatory…) as needed.

A.10   Dr. Jona and Ina Zumeris during the consulting period will use best efforts to fully co-operate with Nanovibronix management in providing information and assistance on items that are in their control related to the technical, marketing and development of Nanovibronix markets that becomes necessary to further the sales or development of the Companies’ products.

B.	Administrative Milestones

Ina and Jona agree to execute the necessary forms to remove themselves as officers and directors on the Company as well as signatories of any bank accounts. All debit, credit and bank cards will be returned to the company. All master keys including to the petty cash box will be returned to the Company.

In addition and other items in their possession that would be needed by the Office Manager will be returned to the Company.